Exhibit 99.1

NOG Announces Fourth Quarter and Full Year 2023 Results; Provides Detailed 2024 Guidance

FOURTH QUARTER HIGHLIGHTS

•Production of 114,363 Boe per day (60.2% oil), a 45% increase from the fourth quarter of the prior year
•GAAP cash flow from operations of $342.4 million. Excluding changes in net working capital, cash flow from operations was $365.9 million, an increase of 56% from the fourth quarter of the prior year
•Capital expenditures of $260.0 million, excluding previously-announced non-budgeted acquisitions and other items
•Increased Free Cash Flow (non-GAAP) by 19% to $103.6 million from the fourth quarter of the prior year. See “Non-GAAP Financial Measures” below
•Announced and subsequently closed Utica and Northern Delaware acquisitions
•Raised $290.6 million in net proceeds from a Common Stock offering in October 2023
•Declared $0.40 per share common dividend for the first quarter of 2024, an increase of 18% from the first quarter of 2023
•Providing detailed 2024 production, capital spending and line-item cost guidance

MINNEAPOLIS (BUSINESS WIRE) - February 22, 2024 - Northern Oil and Gas, Inc. (NYSE: NOG) (“NOG”) today announced the company’s fourth quarter and full year 2023 results and provided 2024 guidance.

MANAGEMENT COMMENTS

“NOG closed out 2023 in record fashion,” commented Nick O’Grady, NOG’s Chief Executive Officer. “Our oil and total volumes grew to all-time highs and we generated record cash flow from operations, while we saw our leverage levels decline meaningfully year over year, even in a year of lower commodity prices.”

Mr. O’Grady continued, “As we look out to 2024, our plan delivers standout 20% production growth and significant cash generation that will provide flexibility to further enhance returns. We have great options to deliver additional shareholder returns, growth and other value enhancing measures, all with the goal of delivering another year of superior relative and absolute return. ”

FINANCIAL RESULTS

Oil and natural gas sales for the fourth quarter were $543.4 million, an increase of 22% over the prior year period. Fourth quarter GAAP net income was $388.9 million or $3.90 per diluted share. Fourth quarter Adjusted Net Income was $160.7 million or $1.61 per adjusted diluted share, an increase of $38.2 million or $0.18 per adjsuted diluted share over the prior year period. Adjusted EBITDA in the fourth quarter was $401.7 million, an increase of 52% over the prior year period. (See “Non-GAAP Financial Measures” below.)

Oil and natural gas sales for full year 2023 were $1.9 billion. Full year 2023 GAAP net income was $923.0 million or $10.03 per diluted share. Full year 2023 Adjusted Net Income was $604.7 million or $6.58 per adjusted diluted share. Full year 2023 Adjusted EBITDA was $1.4 billion, an increase of 31% over the prior year. (See “Non-GAAP Financial Measures” below.)

PRODUCTION

Fourth quarter production was 114,363 Boe per day, a 45% increase from the prior year period. Oil production grew over 5,300 Bbl per day, or 8% sequentially and represented 60.2% of production in the fourth quarter. NOG had 27.6 net wells turned in line during the fourth quarter, compared to 22.6 net wells turned in line in the third quarter of 2023. NOG’s fourth quarter benefited from a full contribution of the Novo acquisition and an increase in turn-in-line activity, offset by planned shut-ins at the Mascot Project from offset frac operations. Full year 2023 production was 98,822 Boe per day, a 31% increase from the prior year.

PRICING

During the fourth quarter, NYMEX West Texas Intermediate (“WTI”) crude oil averaged $78.53 per Bbl, and NYMEX natural gas at Henry Hub averaged $2.92 per Mcf. NOG’s unhedged net realized oil price in the fourth quarter was $74.51 per Bbl, representing a $4.02 differential to WTI prices. NOG’s fourth quarter unhedged net realized gas price was $2.84 per Mcf, representing approximately 97% realizations compared with Henry Hub pricing. In the fourth quarter, Williston Basin oil differentials widened significantly, and the Company saw modest widening of oil differentials in the Permian as well. Natural gas realizations benefited from a slight quarter over quarter improvement in pricing and a seasonal uplift in NGL prices due to winter demand. The Company also benefited from seasonally stronger natural gas differentials in Appalachia.

For full year 2023, NOG’s realized oil price differential was $2.83 per Bbl. NOG’s full year unhedged net realized gas price was $2.98 per Mcf, representing approximately 112% realizations compared with Henry Hub pricing.

OPERATING COSTS

Lease operating costs were $102.1 million in the fourth quarter of 2023, or $9.70 per Boe, an increase of 10.7% on a per unit basis compared to the third quarter. The increase in unit costs was primarily driven by a return to more normalized levels of expensed workover activity versus the third quarter as well as some fixed cost absorption from shut-ins at the Mascot project. Fourth quarter operating costs also included approximately $4.0 million in firm transport charges for the Appalachian properties, reflecting a refinement in NOG’s quarterly accrual process as compared to its prior practice. The first quarter accrual is expected to be approximately $2.3 million and, based on current gas prices, lower on a quarterly basis thereafter. The Company expects the firm transport charges to sunset by mid-2025.

Fourth quarter general and administrative (“G&A”) costs totaled $9.6 million, which includes non-cash stock-based compensation. Cash G&A costs totaled $8.4 million or $0.80 per Boe in the fourth quarter. Excluding approximately $0.8 million of transaction costs, remaining cash G&A was $7.6 million, or $0.72 per Boe, a decline of 29% or $0.29 per Boe compared to the fourth quarter of 2022.

CAPITAL EXPENDITURES

Capital spending for the fourth quarter, excluding non-budgeted acquisitions and other items, was $260.0 million. This was comprised of $154.1 million of organic drilling and completion (“D&C”) capital and $105.9 million of total acquisition spending, inclusive of ground game D&C spending. NOG had 27.6 net wells turned in line in the fourth quarter. Wells in process totaled 66.5 net wells as of December 31, 2023. Total 2023 capital expenditures, excluding non-budgeted acquisitions were $917.1 million, above expectations driven by significant ground game opportunities executed and an acceleration of completion activity in the third and fourth quarters.

LIQUIDITY, CAPITAL RESOURCES AND RECENT ACQUISITIONS

As of December 31, 2023, NOG had $8.2 million in cash and $161.0 million of borrowings outstanding on its revolving credit facility. NOG had total liquidity of $1,097.2 million as of December 31, 2023, consisting of cash and committed borrowing availability under the revolving credit facility. Additionally, NOG had a $17.1 million acquisition deposit in an escrow account as of December 31, 2023, for an acquisition that closed during the first quarter of 2024.

In October 2023, NOG completed an underwritten public offering of 7,475,000 shares of its common stock resulting in proceeds of $290.6 million, before offering expenses. Proceeds from the offering were used to reduce the outstanding balance on the Company’s Revolving Credit Facility and for general corporate purposes.

On February 1, 2024, NOG announced the closings of its November 2023 acquisitions of non-operated assets in the Utica and Northern Delaware Basins. At closing, NOG acquired approximately 3,000 net acres in the Delaware Basin as well as producing and in-process properties in both the Delaware and Utica Basins. The initial closing settlements totaled $162.2 million in cash plus a $17.1 million deposit paid at signing in November 2023.

SHAREHOLDER RETURNS

In February 2024, NOG’s Board of Directors declared a regular quarterly cash dividend for NOG’s common stock of $0.40 per share for stockholders of record as of March 28, 2024, which will be paid on April 30, 2024. This represented a 18% increase from the first quarter of 2023.

In October 2023, NOG’s Board of Directors declared a regular quarterly cash dividend for NOG’s common stock of $0.40 per share for stockholders of record as of December 28, 2023, which was paid on January 31, 2024. This represented a 33% increase from the fourth quarter of 2022.

2024 ANNUAL GUIDANCE

NOG anticipates approximately 115,000 - 120,000 Boe per day of production in 2024, an increase of approximately 20% at the midpoint from 2023 levels. NOG currently expects total capital spending in the range of $825 - $900 million for 2024 with approximately 50% of its 2024 budget to be spent on the Permian, 35% on the Williston, and 1% on the Appalachian. The remainder of the budget is for Ground Game capital and increased workover and other items.

2024 Guidance
Annual Production (Boe per day)	115,000 - 120,000
Annual Oil Production (Bbls per day)	70,000 - 73,000
Total Capital Expenditures ($ in millions)	$825 - $900
Net Wells Turned-in-Line	87.5 - 92.5
Net Wells Spud	67.5 - 72.5

Operating Expenses and Differentials
Production Expenses (per Boe)	$9.25 - $10.00
Production Taxes (as a percentage of Oil & Gas Sales)	9.0% - 10.0%
Average Differential to NYMEX WTI (per Bbl)	($4.00) - ($4.50)
Average Realization as a Percentage of NYMEX Henry Hub (per Mcf)	80% - 85%
DD&A (per Boe)	$15.50 - $17.50

General and Administrative Expense (per Boe):
Non-Cash	$0.25 - $0.30
Cash (excluding transaction costs on non-budgeted acquisitions)	$0.75 - $0.85

PROVED RESERVES AS OF DECEMBER 31, 2023

Total proved reserves at December 31, 2023, increased 3% from year-end 2022 to 339.7 million barrels of oil equivalent (69% proved developed) with an associated pre-tax PV-10 value of $5.0 billion (80% proved developed) at SEC Pricing. The reserves are calculated under SEC guidelines relating to both commodity price assumptions and a maximum five year drill schedule. See “Non-GAAP Financial Measures” below regarding PV-10 value.

	SEC Pricing Proved Reserves(1)
	Reserve Volumes				PV-10(3)
Reserve Category	Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)(2)	%	Amount (In thousands)	%
PDP Properties	118,634	662,079	228,981	67	$3,899,733	78
PDNP Properties	3,230	15,899	5,880	2	113,577	2
PUD Properties	48,477	338,138	104,833	31	990,772	20
Total	170,341	1,016,116	339,694	100	$5,004,082	100
_____  ___________

(1)The SEC Pricing Proved Reserves table above values oil and natural gas reserve quantities and related discounted future net cash flows as of December 31, 2023, based on average prices of $78.22 per barrel of oil and $2.64 per MMbtu of natural gas.  Under SEC guidelines, these prices represent the average prices per barrel of oil and per MMbtu of natural gas at the beginning of each month in the 12-month period prior to the end of the reporting period.  The average resulting price used as of December 31, 2023, after adjustment to reflect applicable transportation and quality differentials, was $75.51 per barrel of oil and $3.10 per Mcf of natural gas.
(2)Boe are computed based on a conversion ratio of one Boe for each barrel of oil and one Boe for every 6,000 cubic feet (i.e., 6 Mcf) of natural gas.
(3)Pre-tax PV10%, or “PV-10,” may be considered a non-GAAP financial measure as defined by the SEC. See “Non-GAAP Financial Measures” below.

FOURTH QUARTER 2023 RESULTS

The following table sets forth selected operating and financial data for the periods indicated.

	Three Months Ended December 31,
	2023	2022	% Change
Net Production:
Oil (Bbl)	6,336,158	4,314,547	47%
Natural Gas and NGLs (Mcf)	25,111,394	17,640,202	42%
Total (Boe)	10,521,390	7,254,581	45%

Average Daily Production:
Oil (Bbl)	68,871	46,897	47%
Natural Gas and NGL (Mcf)	272,950	191,741	42%
Total (Boe)	114,363	78,854	45%

Average Sales Prices:
Oil (per Bbl)	$74.51	$80.23	(7)%
Effect of Loss on Settled Derivatives on Average Price (per Bbl)	(0.85)	(12.03)
Oil Net of Settled Derivatives (per Bbl)	73.66	68.20	8%

Natural Gas and NGLs (per Mcf)	$2.84	$5.64	(50)%
Effect of Gain (Loss) on Settled Derivatives on Average Price (per Mcf)	0.68	(0.63)
Natural Gas Net of Settled Derivatives (per Mcf)	3.52	5.01	(30)%

Realized Price on a Boe Basis Excluding Settled Commodity Derivatives	$51.65	$61.43	(16)%
Effect of Gain (Loss) on Settled Commodity Derivatives on Average Price (per Boe)	1.12	(8.69)
Realized Price on a Boe Basis Including Settled Commodity Derivatives	52.77	52.74	—%

Costs and Expenses (per Boe):
Production Expenses	$9.70	$10.06	(4)%
Production Taxes	4.36	5.16	(16)%
General and Administrative Expense	0.91	2.07	(56)%
Depletion, Depreciation, Amortization and Accretion	14.37	10.66	35%

Net Producing Wells at Period End	951.6	799.3	19%

FULL YEAR 2023 RESULTS

The following table sets forth selected operating and financial data for the periods indicated.

	Years Ended December 31,
	2023	2022	% Change
Net Production:
Oil (Bbl)	22,012,986	16,090,072	37%
Natural Gas and NGLs (Mcf)	84,341,858	68,829,142	23%
Total (Boe)	36,069,962	27,561,596	31%

Average Daily Production:
Oil (Bbl)	60,310	44,082	37%
Natural Gas and NGL (Mcf)	231,074	188,573	23%
Total (Boe)	98,822	75,511	31%

Average Sales Prices:
Oil (per Bbl)	$74.78	$91.65	(18)%
Effect of Loss on Settled Oil Derivatives on Average Price (per Bbl)	(0.90)	(21.48)
Oil Net of Settled Oil Derivatives (per Bbl)	73.88	70.17	5%

Natural Gas and NGLs (per Mcf)	2.98	7.43	(60)%
Effect of Gain (Loss) on Settled Natural Gas Derivatives on Average Price (per Mcf)	0.92	(1.60)
Natural Gas and NGLs Net of Settled Natural Gas Derivatives (per Mcf)	3.90	5.83	(33)%

Realized Price on a Boe Basis Excluding Settled Commodity Derivatives	52.61	72.05	(27)%
Effect of Gain (Loss) on Settled Commodity Derivatives on Average Price (per Boe)	1.61	(16.52)
Realized Price on a Boe Basis Including Settled Commodity Derivatives	54.22	55.53	(2)%

Costs and Expenses (per Boe):
Production Expenses	$9.62	$9.46	2%
Production Taxes	4.44	5.74	(23)%
General and Administrative Expenses	1.30	1.71	(24)%
Depletion, Depreciation, Amortization and Accretion	13.47	9.12	48%

Net Producing Wells at Period-End	951.6	799.3	19%

HEDGING

NOG hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. The following table summarizes NOG’s open crude oil commodity derivative swap contracts scheduled to settle after December 31, 2023.

	Crude Oil Commodity Derivative Swaps(1)		Crude Oil Commodity Derivative Collars and Puts
Contract Period	Volume (Bbls/Day)	Weighted Average Price ($/Bbl)	Collar Call Volume (Bbls/Day)	Weighted Average Collar Call Prices ($/Bbl)	Collar Put Volume (Bbls/Day)	Weighted Average Collar Put Prices ($/Bbl)
2024:
Q1	23,417	$75.31	26,628	$84.43	20,972	$70.65
Q2	25,503	$75.15	28,139	$83.84	21,083	$70.23
Q3	24,621	$74.18	18,751	$80.90	17,101	$71.23
Q4	24,469	$73.40	15,617	$81.58	13,726	$70.84
2025:
Q1	15,808	$73.80	4,592	$79.20	3,498	$67.84
Q2	15,589	$73.89	3,002	$75.49	2,189	$67.63
Q3	6,004	$71.75	2,554	$75.76	1,761	$67.88
Q4	5,966	$71.75	2,266	$76.87	1,473	$67.63
2026:
Q1	2,930	69.05	480	$70.25	437	$62.50
Q2	2,930	68.98	480	$70.25	437	$62.50
Q3	2,930	68.91	480	$70.25	437	$62.50
Q4	2,930	68.83	480	$70.25	437	$62.50
_____________

(1)Includes derivative contracts entered into through February 22, 2024. This table does not include volumes subject to swaptions and call options, which are crude oil derivative contracts NOG has entered into which may increase swapped volumes at the option of NOG’s counterparties. This table also does not include basis swaps. For additional information, see Note 11 to our financial statements included in our Form 10-K filed with the SEC for the year ended December 31, 2023.

The following table summarizes NOG’s open natural gas commodity derivative swap contracts scheduled to settle after December 31, 2023.

	Natural Gas Commodity Derivative Swaps(1)		Natural Gas Commodity Derivative Collars
Contract Period	Volume (MMBTU/Day)	Weighted Average Price ($/MMBTU)	Collar Call Volume (MMBTU/Day)	Weighted Average Collar Call Prices ($/MMBTU)	Collar Put Volume (MMBTU/Day)	Weighted Average Collar Put Prices ($/MMBTU)

2024:
Q1	117,161	$3.57	65,330	$4.85	65,330	$3.23
Q2	119,514	$3.45	75,852	$4.21	75,852	$3.04
Q3	118,048	$3.49	80,000	$4.41	80,000	$3.05
Q4	83,890	$3.49	88,876	$4.76	88,876	$3.08
2025:
Q1	16,500	$3.61	102,182	$5.13	102,182	$3.13
Q2	10,110	$3.60	96,388	$4.84	96,388	$3.13
Q3	10,000	$3.60	91,387	$4.88	91,387	$3.13
Q4	8,261	$3.52	82,812	$4.97	82,812	$3.12
2026:
Q1	5,000	$3.20	64,758	$5.06	64,758	$3.09
Q2	5,055	$3.20	66,206	$5.06	66,206	$3.09
Q3	5,000	$3.20	65,486	$5.06	65,486	$3.09
Q4	4,946	$3.20	46,790	$4.97	46,790	$3.09
_____________

(1)Includes derivative contracts entered into through February 22, 2024. This table does not include volumes subject to swaptions and call options, which are natural gas derivative contracts NOG has entered into which may increase swapped volumes at the option of NOG’s counterparties. This table also does not include basis swaps. For additional information, see Note 11 to our financial statements included in our Form 10-K filed with the SEC for the year ended December 31, 2023.

The following table presents NOG’s settlements on commodity derivative instruments and unsettled gains and losses on open commodity derivative instruments for the periods presented, which is included in the revenue section of NOG’s statement of operations:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2023	2022	2023	2022
Cash Received (Paid) on Settled Derivatives	$11,820	$(63,064)	$57,919	$(455,450)
Non-Cash Mark-to-Market Gain (Loss) on Derivatives	235,553	(12,203)	201,331	40,187
Gain (Loss) on Commodity Derivatives, Net	$247,373	$(75,268)	$259,250	$(415,262)

CAPITAL EXPENDITURES & DRILLING ACTIVITY

(In millions, except for net well data)	Three Months Ended December 31, 2023	Year Ended December 31, 2023
Capital Expenditures Incurred:
Organic Drilling and Development Capital Expenditures	$154.1	$639.2
Ground Game Drilling and Development Capital Expenditures	$98.5	$204.5
Ground Game Acquisition Capital Expenditures	$7.3	$73.4
Other	$2.3	$9.4
Non-Budgeted Acquisitions	$30.5	$1,004.5

Net Wells Turned In Line	27.6	76.6

Net Producing Wells (Period-End)		951.6

Net Wells in Process (Period-End)		66.5
Change in Wells in Process over Prior Period	(7.6)	11.1

Weighted Average AFE for Wells Elected to	$9.7	$9.5

Capitalized costs are a function of the number of net well additions during the period, and changes in wells in process from the prior year-end. Capital expenditures attributable to the increase of 11.1 in net wells in process during the year ended December 31, 2023 are reflected in the annual amounts incurred for drilling and development capital expenditures.

ACREAGE

As of December 31, 2023, NOG controlled leasehold of approximately 272,251 net acres in the Williston, Permian and Appalachian Basins in the United States, and approximately 91% of this total acreage position was developed, held by production, or held by operations.

FOURTH QUARTER 2023 EARNINGS RELEASE CONFERENCE CALL

In conjunction with NOG’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, February 23, 2024 at 8:00 a.m. Central Time.

Those wishing to listen to the conference call may do so via the company’s website, www.noginc.com, or by phone as follows:

Webcast: https://events.q4inc.com/attendee/329042393
Dial-In Number: (888) 340-5044 (US/Canada) and (646) 960-0363 (International)
Conference ID: 9661789 - Fourth Quarter and Year-End 2023 Earnings Conference Call
Replay Dial-In Number: (800) 770-2030 (US/Canada) and (609) 800-9909 (International)
Replay Access Code: 9661789 - Replay will be available through March 8, 2024

ABOUT NORTHERN OIL AND GAS

NOG is a real asset company with a primary strategy of acquiring and investing in non-operated minority working and mineral interests in the premier hydrocarbon producing basins within the contiguous United States. More information about NOG can be found at www.noginc.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding NOG’s financial position, operating and financial performance, business strategy, dividend plans and practices, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,”

“believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future production and sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond NOG’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on NOG’s current properties and properties pending acquisition, infrastructure constraints and related factors affecting NOG’s properties; cost inflation or supply chain disruptions, ongoing legal disputes over and potential shutdown of the Dakota Access Pipeline; NOG’s ability to acquire additional development opportunities, potential or pending acquisition transactions, the projected capital efficiency savings and other operating efficiencies and synergies resulting from NOG’s acquisition transactions, integration and benefits of property acquisitions, or the effects of such acquisitions on NOG’s cash position and levels of indebtedness; changes in NOG’s reserves estimates or the value thereof, disruption to NOG’s business due to acquisitions and other significant transactions; general economic or industry conditions, nationally and/or in the communities in which NOG conducts business; changes in the interest rate environment, legislation or regulatory requirements; conditions of the securities markets; risks associated with NOG’s Convertible Notes, including the potential impact that the Convertible Notes may have NOG’s financial position and liquidity, potential dilution, and that provisions of the Convertible Notes could delay or prevent a beneficial takeover of NOG; the potential impact of the capped call transaction undertaken in tandem with the Convertible Notes issuance, including counterparty risk; increasing attention to environmental, social and governance matters; NOG’s ability to consummate any pending acquisition transactions; other risks and uncertainties related to the closing of pending acquisition transactions; NOG’s ability to raise or access capital; cyber-incidents could have a material adverse effect NOG’s business, financial condition or results of operations; changes in accounting principles, policies or guidelines; events beyond NOG’s control, including a global or domestic health crisis, acts of terrorism, political or economic instability or armed conflict in oil and gas producing regions; and other economic, competitive, governmental, regulatory and technical factors affecting NOG’s operations, products and prices. Additional information concerning potential factors that could affect future results is included in the section entitled “Item 1A. Risk Factors” and other sections of NOG’s more recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as updated from time to time in amendments and subsequent reports filed with the SEC, which describe factors that could cause NOG’s actual results to differ from those set forth in the forward-looking statements.

NOG has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond NOG’s control. NOG does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

CONTACT:

Evelyn Infurna
Vice President of Investor Relations
952-476-9800
ir@northernoil.com

Source: Northern Oil and Gas, Inc.

NORTHERN OIL AND GAS, INC.
STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except share and per share data)	2023	2022	2023	2022
Revenues
Oil and Gas Sales	$543,403	$445,647	$1,897,779	$1,985,798
Gain (Loss) on Commodity Derivatives, Net	247,373	(75,268)	259,250	(415,262)
Other Revenue	2,741	—	9,230	—
Total Revenues	793,517	370,379	2,166,259	1,570,535

Operating Expenses
Production Expenses	102,061	73,017	347,006	260,676
Production Taxes	45,903	37,465	160,118	158,194
General and Administrative Expenses	9,553	15,045	46,801	47,201
Depletion, Depreciation, Amortization and Accretion	151,188	77,317	486,024	251,272
Other Expenses	768	—	4,448	—
Total Operating Expenses	309,473	202,844	1,044,397	717,343

Income From Operations	484,044	167,535	1,121,862	853,192

Other Income (Expense)
Interest Expense, Net of Capitalization	(36,513)	(23,808)	(135,664)	(80,331)
Gain (Loss) on Interest Rate Derivatives, Net	—	(779)	(1,017)	993
Gain on the Extinguishment of Debt, Net	—	235	659	810
Contingent Consideration Gain	—	1,859	10,107	1,859
Other Income (Expense)	83	—	4,795	(185)
Total Other Income (Expense)	(36,430)	(22,493)	(121,120)	(76,854)

Income Before Income Taxes	447,614	145,042	1,000,742	776,338

Income Tax Expense (Benefit)	58,761	(27)	77,773	3,101

Net Income	388,853	145,068	922,969	$773,237

Cumulative Preferred Stock Dividend	—	(1,367)	—	(9,803)

Premium on Repurchase of Preferred Stock	—	(10,411)	—	(35,731)

Net Income Attributable to Common Shareholders	$388,853	$133,291	$922,969	$727,703

Net Income Per Common Share – Basic	$3.92	$1.64	$10.09	$9.26
Net Income Per Common Share – Diluted	$3.90	$1.63	$10.03	$8.92
Weighted Average Common Shares Outstanding – Basic	99,278,050	81,301,477	91,483,687	78,557,216
Weighted Average Common Shares Outstanding – Diluted	99,814,411	81,857,034	92,060,947	86,675,365

NORTHERN OIL AND GAS, INC.
BALANCE SHEETS

(In thousands, except par value and share data)	December 31, 2023	December 31, 2022
Assets
Current Assets:
Cash and Cash Equivalents	$8,195	$2,528
Accounts Receivable, Net	370,531	271,336
Advances to Operators	49,210	8,976
Prepaid Expenses and Other	2,489	2,014
Derivative Instruments	75,733	35,293
Income Tax Receivable	3,249	338
Total Current Assets	509,407	320,485

Property and Equipment:
Oil and Natural Gas Properties, Full Cost Method of Accounting
Proved	8,428,518	6,492,683
Unproved	36,785	41,565
Other Property and Equipment	8,069	6,858
Total Property and Equipment	8,473,372	6,541,106
Less – Accumulated Depreciation, Depletion and Impairment	(4,541,808)	(4,058,180)
Total Property and Equipment, Net	3,931,563	2,482,926

Derivative Instruments	10,725	12,547
Acquisition Deposit	17,094	43,000
Other Noncurrent Assets, Net	15,466	16,220

Total Assets	$4,484,255	$2,875,178

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$192,672	$128,582
Accrued Liabilities	147,943	121,737
Accrued Interest	26,219	24,347
Derivative Instruments	16,797	58,418
Contingent Consideration	—	10,107
Other Current Liabilities	2,130	1,781
Total Current Liabilities	385,761	344,972

Long-term Debt, Net	1,835,554	1,525,413
Derivative Instruments	105,831	225,905
Deferred Tax Liability	68,488	—
Asset Retirement Obligations	38,203	31,582
Other Noncurrent Liabilities	2,741	2,045

Total Liabilities	$2,436,578	$2,129,917

Commitments and Contingencies

Stockholders’ Equity
Common Stock, Par Value $0.001; 135,000,000 Authorized; 100,761,148 Shares Outstanding at 12/31/2023 85,165,807 Shares Outstanding at 12/31/2022	503	487
Additional Paid-In Capital	2,124,963	1,745,532
Retained Deficit	(77,790)	(1,000,759)
Total Stockholders’ Equity	2,047,676	745,260
Total Liabilities and Stockholders’ Equity	$4,484,255	$2,875,178

Non-GAAP Financial Measures

Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are non-GAAP measures. Net income (loss) is the most directly comparable GAAP measure for both Adjusted Net Income and Adjusted EBITDA. Cash flows from operations is the most directly comparable GAAP measure for Free Cash Flow. NOG defines Adjusted Net Income (Loss) as net income (loss) excluding (i) (gain) loss on unsettled commodity derivatives, net of tax, (ii) (gain) loss on the extinguishment of debt, net of tax, (iii) (gain) loss on unsettled interest rate derivatives, net of tax, (iv) contingent consideration (gain) loss, net of tax, and (v) acquisition transaction costs, net of tax. NOG defines Adjusted EBITDA as net income (loss) before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization, and accretion, (iv) non-cash stock based compensation expense, (v) (gain) loss on the extinguishment of debt, (vi) contingent consideration (gain) loss, (vii) acquisition transaction expense, (viii) (gain) loss on unsettled interest rate derivatives, and (ix)(gain) loss on unsettled commodity derivatives. NOG defines Free Cash Flow as cash flows from operations before changes in working capital and other items, less (i) capital expenditures, excluding non-budgeted acquisitions and (ii) preferred stock dividends. A reconciliation of each of these measures to the most directly comparable GAAP measure is included below.

A reconciliation of each of these measures to the most directly comparable GAAP measure is included below. Management believes the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of current financial performance. Specifically, management believes the non-GAAP financial measures included herein provide useful information to both management and investors by excluding certain items that management believes are not indicative of NOG’s core operating results. In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring NOG’s performance, and management believes it is providing investors with financial measures that most closely align to its internal measurement processes.

Pre-tax PV10%, or PV-10, may be considered a non-GAAP financial measure as defined by the SEC and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP measure for proved reserves calculated using SEC pricing.  PV-10 is a computation of the Standardized Measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the Standardized Measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent.  Management believes that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to NOG’s estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of NOG’s oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of NOG’s reserves to other companies. Management uses this measure when assessing the potential return on investment related to NOG’s oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure of discounted future net cash flows.  A reconciliation of PV-10 to the Standardized Measure is included below.

Reconciliation of Adjusted Net Income

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except share and per share data)	2023	2022	2023	2022
Income Before Taxes	$447,614	$145,068	$1,000,742	$776,338
Add:
Impact of Selected Items:
(Gain) Loss on Unsettled Commodity Derivatives	(235,553)	12,203	(201,331)	(40,187)
Gain on the Extinguishment of Debt	—	(235)	(659)	(810)
(Gain) Loss on Unsettled Interest Rate Derivatives	—	779	1,017	(993)
Contingent Consideration Gain	—	(1,859)	(10,107)	(1,859)
Acquisition Transaction Costs	765	6,299	11,243	16,593
Adjusted Income Before Adjusted Income Tax Expense	212,827	162,229	800,905	749,082

Adjusted Income Tax Expense (1)	(52,143)	(39,746)	(196,222)	(183,525)

Adjusted Net Income (non-GAAP)	$160,684	$122,483	$604,683	$565,557

Weighted Average Shares Outstanding – Basic	99,278,050	81,301,477	91,483,687	78,557,216
Weighted Average Shares Outstanding – Diluted	99,814,411	85,545,405	92,060,947	86,675,365
Less:
Dilutive Effect of Convertible Notes (2)	—	—	108,564	—
Weighted Average Shares Outstanding – Adjusted Diluted	99,814,411	85,545,405	91,952,383	86,675,365

Income Before Income Taxes Per Common Share – Basic	$4.51	$1.78	$10.94	$9.88
Add:
Impact of Selected Items	(2.36)	0.21	(2.18)	(0.35)
Impact of Income Tax	(0.53)	(0.48)	(2.15)	(2.33)
Adjusted Net Income Per Common Share – Basic	$1.62	$1.51	$6.61	$7.20

Income Before Income Taxes Per Common Share – Adjusted Diluted	$4.48	$1.70	$10.88	$8.96
Add:
Impact of Selected Items	(2.35)	0.20	(2.17)	(0.31)
Impact of Income Tax	(0.52)	(0.47)	(2.13)	(2.12)
Adjusted Net Income Per Common Share – Adjusted Diluted	$1.61	$1.43	$6.58	$6.53
_______________
(1)For the 2023 columns, this represents a tax impact using an estimated tax rate of 24.5% for the three and twelve months ended December 31, 2023. For the 2022 columns, this represents a tax impact using an estimated tax rate of 24.5% for the three and twelve months ended December 31, 2022.
(2)Weighted average shares outstanding - diluted, on a GAAP basis, includes diluted shares attributable to the Company’s Convertible Notes due 2029. However, the offsetting impact of the capped call transactions that the Company entered into in connection therewith is not recognized on a GAAP basis. As a result, for purposes of this calculation, the Company excludes the dilutive shares to the extent they would be offset by the capped calls.

Reconciliation of Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2023	2022	2023	2022
Net Income	$388,853	$145,068	$922,969	$773,237
Add:
Interest Expense	36,513	23,808	135,664	80,331
Income Tax Provision (Benefit)	58,761	(27)	77,773	3,101
Depreciation, Depletion, Amortization and Accretion	151,188	77,317	486,024	251,272
Non-Cash Stock-Based Compensation	1,181	1,447	5,660	5,656
Gain on the Extinguishment of Debt	—	(235)	(659)	(810)
Contingent Consideration Gain	—	(1,859)	(10,107)	(1,859)
Acquisition Transaction Costs	765	6,299	11,243	16,593
(Gain) Loss on Unsettled Interest Rate Derivatives	—	779	1,017	(993)
(Gain) Loss on Unsettled Commodity Derivatives	(235,553)	12,203	(201,331)	(40,187)
Adjusted EBITDA	$401,708	$264,800	$1,428,254	$1,086,341

Reconciliation of Free Cash Flow

Three Months Ended December 31,
(In thousands)	2023
Net Cash Provided by Operating Activities	$342,362
Exclude: Changes in Working Capital and Other Items	23,549
Less: Capital Expenditures (1)	(262,277)
Free Cash Flow	$103,634
_______________
(1) Capital expenditures are calculated as follows:

Three Months Ended December 31,
(In thousands)	2023
Cash Paid for Capital Expenditures	$377,495
Less: Non-Budgeted Acquisitions	(47,643)
Plus: Change in Accrued Capital Expenditures and Other	(67,575)
Capital Expenditures	$262,277

Reconciliation of PV-10

The following table reconciles the pre-tax PV10% value of our SEC Pricing Proved Reserves as of December 31, 2023 to the Standardized Measure of discounted future net cash flows.

SEC Pricing Proved Reserves (In thousands)
Standardized Measure Reconciliation
Pre-Tax Present Value of Estimated Future Net Revenues (Pre-Tax PV10%)	$5,004,082
Future Income Taxes, Discounted at 10%(1)	(847,845)
Standardized Measure of Discounted Future Net Cash Flows	$4,156,237

(1)The expected tax benefits to be realized from utilization of the net operating loss and tax credit carryforwards are used in the computation of future income tax cash flows. As a result of available net operating loss carryforwards and the remaining tax basis of our assets at December 31, 2023, our future income taxes were significantly reduced.